EXHIBIT 99.1

FOR IMMDEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES ELECTION OF NEW BOARD MEMBER

WILMINGTON, Massachusetts, January 30, 2007 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, today announced that Virgil Rose has been elected to the Company’s Board of Directors. In addition to his Board duties, Mr. Rose will also serve on the Compensation Committee and the Nominating and Governance Committee.

Virgil Rose has 38 years of experience in the electric utility industry in various consulting, engineering, system operation, and management capacities, including 27 years with Pacific Gas & Electric (PG&E), one of the largest combination natural gas and electric utilities in the United States. Since 2004 he has been an independent consultant providing advisory services that include working with the U.S. Department of Energy, California Energy Commission, California ISO, Bonneville Power Authority, National Labs, and west coast utilities.

From 2001 to 2004, Mr. Rose was Senior Vice President and Director of Energy Delivery and Management at Nexant, an international energy industry consulting company. As head of one of Nexant’s five divisions, he directed efforts in serving the North American utility market with responsibility for a client base that included major electric and gas utilities, energy companies, energy service providers, and government agencies. From 1998 to 2001, Mr. Rose was co-founder and president of Energy Information Technologies, a power meter development start-up, responsible for various operations including meter development, Internet product sales, capital formation, and marketing.

While at PG&E, Mr. Rose held various positions of increasing responsibility. From 1988 to 1994 he was Senior Vice President for Distribution, heading PG&E’s largest business unit with over 15,000 employees and an annual budget of $800 million. In that role he was responsible for all transmission and distribution of electric and gas service, including engineering, distribution control centers, construction, marketing, metering, billing, customer service, and community affairs. From 1994 to 1995, Mr. Rose was Senior Vice President for Electric Supply, managing one of PG&E’s four utility business units with responsibility for power generation, high voltage transmission, power contracts, and system dispatch. Prior to these executive roles he was also Substation Engineer, Transmission Engineer, Superintendent of Electric Operations, and Assistant to the President.

Mr. Rose’s professional affiliations include Past Chairman, US CIRED Committee, (International Electric Distribution); Senior Member, Institute of Electrical and Electronics Engineers (IEEE); Member, Engineering Advisory Board, Fresno State University; Past Member, Editorial Advisory Board, Electric Light and Power; and he is a Registered Electrical Engineer in the State of California. He holds a B.S. in Electrical Engineering from Fresno State University, an M.S. in Electrical Engineering from Santa Clara University, and has completed the Advanced Management Program at Harvard University.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being demonstrated on a scale-power level in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that may be needed following a recent malfunction that occurred while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.